EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
October 27, 2016	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the Third Quarter and First Nine Months of 2016

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the third quarter and the first nine months of 2016. Earnings for the third quarter of 2016 were $41.5 million or $0.54 per diluted share, as compared to earnings of $35.0 million or $0.50 per diluted share for the third quarter of 2015. Earnings for the first nine months of 2016 were $108.0 million or $1.48 per diluted share as compared to earnings of $104.5 million or $1.50 per diluted share for the first nine months of 2015.

“Third quarter and year-to-date 2016 earnings continue to be strong,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “In addition, our annualized returns on average assets and average equity outperformed our latest peer group numbers.”

On June 3, 2016, United completed its acquisition of Bank of Georgetown of Washington, D.C. The results of operations of Bank of Georgetown are included in the consolidated results of operations from the date of acquisition. As a result, the third quarter and first nine months of 2016 were impacted by increased levels of average balances, income, and expense as compared to the third quarter and first nine months of 2015 due to the acquisition. At consummation, Bank of Georgetown had assets of approximately $1.3 billion, loans of $999.8 million, and deposits of $971.4 million. In addition, the third quarter and first nine months of 2016 included $924 thousand and $5.6 million, respectively, of merger-related expenses.

Third quarter of 2016 results produced an annualized return on average assets of 1.17% and an annualized return on average equity of 8.10%, respectively. For the first nine months of 2016, United’s return on average assets was 1.10% while the return on average equity was 7.73%. United’s Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported average return on assets and average return on equity were 0.88% and 7.66%, respectively, for the second quarter of 2016. United’s annualized returns on average assets and average equity were 1.12% and 8.14%, respectively, for the third quarter of 2015 while the returns on average assets and average equity was 1.14% and 8.25%, respectively, for the first nine months of 2015.

Net interest income for the third quarter of 2016 was $111.1 million, which was an increase of $14.8 million or 15% from the third quarter of 2015. The $14.8 million increase in net interest income occurred because total interest income increased $16.8 million while total interest expense only increased $2.1 million from the third quarter of 2015. Tax-equivalent net interest income, which adjusts for the tax-favored status of income from certain loans and investments, for the third quarter of 2016 was $112.6 million, an increase of $14.7 million or 15% from the third quarter of 2015 due mainly to an increase in average earning assets from

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the Bank of Georgetown acquisition and loan growth. Average earning assets for the third quarter of 2016 increased $1.6 billion or 14% from the third quarter of 2015 due mainly to a $1.3 billion or 15% increase in average net loans. Average short-term investments increased $56.2 million or 7% while average investment securities increased $190.9 million or 15%. The third quarter of 2016 average yield on earning assets increased 5 basis points from the third quarter of 2015 due to additional loan accretion of $2.6 million on acquired loans and higher market interest rates. Partially offsetting the increases to tax-equivalent net interest income for the third quarter of 2016 was an increase of 4 basis points in the average cost of funds as compared to the third quarter of 2015 due to the higher market interest rates. The net interest margin of 3.56% for the third quarter of 2016 was an increase of 3 basis points from the net interest margin of 3.53% for the third quarter of 2015.

Net interest income for the first nine months of 2016 was $312.1 million, which was an increase of $25.1 million or 9% from the first nine months of 2015. The $25.1 million increase in net interest income occurred because total interest income increased $28.3 million while total interest expense only increased $3.2 million from the first nine months of 2015. Tax-equivalent net interest income for the first nine months of 2016 was $316.6 million, an increase of $24.9 million or 9% from the first nine months of 2015. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Bank of Georgetown acquisition and loan growth. Average earning assets increased $806.3 million or 7% from the first nine months of 2015 as average net loans increased $775.2 million or 9% for the first nine months of 2016. Average investment securities increased $24.9 million or 2%. In addition, the average yield on earning assets increased 5 basis points from the first nine months of 2015 due to additional loan accretion of $5.7 million on acquired loans and higher market interest rates. Partially offsetting the increases to tax-equivalent net interest income for the first nine months of 2016 was an increase of 2 basis points in the average cost of funds as compared to the first nine months of 2015 due to higher market interest rates. The net interest margin of 3.62% for the first nine months of 2016 was an increase of 3 basis points from the net interest margin of 3.59% for the first nine months of 2015.

On a linked-quarter basis, net interest income for the third quarter of 2016 increased $8.3 million or 8% from the second quarter of 2016. The $8.3 million increase in net interest income occurred because total interest income increased $10.1 million while total interest expense only increased $1.7 million from the second quarter of 2016. United’s tax-equivalent net interest income for the third quarter of 2016 increased $8.4 million or 8% due mainly to an increase in average earning assets from the Bank of Georgetown merger. Average earning assets increased $1.2 billion or 10% for the linked-quarter. Average net loans increased $684.6 million or 7% while average investment securities increased $165.9 million or 13%. Average short-term investments increased $341.9 million or 73%. Partially offsetting the impact of the increases in average earning assets for the third quarter of 2016 was a decrease of 10 basis points in the average yield on earning assets due mainly to lower yielding investment securities acquired from Bank of Georgetown and an increase of 3 basis points in the average cost of funds as compared to the second quarter of 2016. The net interest margin of 3.56% for the third quarter of 2016 was a decrease of 11 basis points from the net interest margin of 3.67% for the second quarter of 2016.

For the quarters ended September 30, 2016 and 2015, the provision for loan losses was $7.0 million and $5.2 million, respectively, while the provision for the first nine months of 2016 was $18.7 million as compared to $16.3 million for the first nine months of 2015. Net charge-offs were $6.8 million and $21.8 million for the third quarter and first nine months of 2016, respectively, as compared to $4.9 million and $16.3 million for the third quarter and first nine months of 2015, respectively. Annualized net charge-offs as a percentage of average loans were 0.26% and 0.30% for the third quarter and first nine months of 2016, respectively.

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Noninterest income for the third quarter of 2016 was $19.0 million, which was an increase of $1.2 million or 7% from the third quarter of 2015. Income from bank-owned insurance policies increased $1.3 million due to two large death benefits recorded during the third quarter of 2016. Partially offsetting this increase was a decrease of $753 thousand in fees from deposit services due to less income from overdraft fees.

Noninterest income for the first nine months of 2016 was $53.4 million, which was a decrease of $2.1 million or 4% from the first nine months of 2015. The decrease was due to lower fees from deposit services as a result of the Durbin Amendment being effective for United on July 1, 2015. The Durbin Amendment, passed as part of the Dodd-Frank financial reform legislation, limits fees for debit card processing paid by merchants to banking companies with assets in excess of $10 billion. Fees from deposit services for the first nine months of 2016 declined $4.6 million from the first nine months of 2015. Partially offsetting this decrease was an increase in income from bank-owned insurance policies of $1.1 million due to the two large death benefits during the third quarter of 2016.

On a linked-quarter basis, noninterest income for the third quarter of 2016 increased $1.1 million or 6% from the second quarter of 2016. Income from bank-owned insurance policies increased $1.4 million due to the two large death benefits during the third quarter.

Noninterest expense for the third quarter of 2016 was $62.8 million, an increase of $5.1 million or 9% from the third quarter of 2015 due mainly to the Bank of Georgetown merger as most major categories of noninterest expense showed increases. In particular, employee compensation increased $1.5 million, employee benefits increased $793 thousand and net occupancy expenses increased $1.3 million. Total merger-related expenses of $924 thousand were incurred during the third quarter of 2016. In addition, other real estate owned (OREO) expense increased $573 thousand from the third quarter of 2015 due to a decline in the fair value of OREO properties. Partially offsetting these increases was a decrease of $504 thousand in equipment expense due to a decrease in maintenance costs.

Noninterest expense for the first nine months of 2016 was $185.7 million, an increase of $12.6 million or 7% from the first nine months of 2015 due in large part to the Bank of Georgetown merger. Employee compensation increased $5.4 million which includes $670 thousand of merger severance charges. Otherwise, employee compensation increased due to merit raises and a higher amount of employee incentives. Employee benefits increased $1.3 million mainly due to increased health insurance costs. Net occupancy expenses increased $2.2 million which includes $1.6 million for the termination of leases for closed offices. Other real estate owned (OREO) expense increased $1.7 million due to a decline in the fair value of OREO properties. In addition, other merger-related expenses of $3.4 million were incurred.

On a linked-quarter basis, noninterest expense for the third quarter of 2016 decreased $2.1 million or 3% from the second quarter of 2016 generally due to a decline of $3.5 million in merger-related expenses. In addition, OREO expense decreased $1.3 million due to fewer declines in the fair value of OREO properties. Partially offsetting these declines was an increase of $1.6 million in employee compensation due to additional employees from the Bank of Georgetown merger and a higher amount of employee incentives.

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For the third quarter of 2016, income tax expense was $18.9 million as compared to $16.2 million for the third quarter of 2015. This increase was mainly due to higher earnings for the third quarter of 2016 and the release of tax reserves in the third quarter of 2015 due to the expiration of the statute of limitations partially offset by reduction in the current tax expense as a result of an increase in United’s deferred tax rate. For the first nine months of 2016, income tax expense was $53.1 million as compared to $48.7 million for the first nine months of 2015. On a linked-quarter basis, income tax expense increased $2.5 million due to higher earnings partially offset by reduction in the current tax expense as a result of an increase in the deferred tax rate. United’s effective tax rate was approximately 31.2% for the third quarter of 2016, 34.0% for the second quarter of 2016 and 31.6% for the third quarter of 2015. For the first nine months of 2016 and 2015, United’s effective tax rate was approximately 33.0% and 31.8%, respectively. The lower effective tax rate in 2015 was due to historical tax credits recognized in the first quarter.

United’s asset quality continues to be sound. At September 30, 2016, nonperforming loans were $109.7 million, or 1.05% of loans, net of unearned income, down from nonperforming loans of $126.7 million or 1.35% of loans, net of unearned income, at December 31, 2015. As of September 30, 2016, the allowance for loan losses was $72.7 million or 0.70% of loans, net of unearned income, as compared to $75.7 million or 0.81% of loans, net of unearned income, at December 31, 2015. United’s allowance for loan losses as a percentage of non-acquired loans, net of unearned income at September 30, 2016 was 0.90% as compared to 1.00% at December 31, 2015. Total nonperforming assets of $141.9 million, including OREO of $32.2 million at September 30, 2016, represented 0.99% of total assets.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 12.8% at September 30, 2016 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 10.1%, 12.1% and 10.5%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the third quarter of 2016, United’s Board of Directors declared a cash dividend of $0.33 per share. United has increased its dividend to shareholders for 42 consecutive years. United is one of only two major banking companies in the USA to have achieved such a record.

United has consolidated assets of approximately $14.3 billion with 129 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its September 30, 2016 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of September 30, 2016 and will adjust amounts preliminarily reported, if necessary.

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Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, the allowance for loan losses as a percentage of non-acquired loans, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

In accordance with accounting rules, United is unable to carry-over an acquired banking company’s previously established allowance for loan losses because acquired loans are recorded at fair value. Therefore, due to this acquisition accounting impact on the allowance for loans losses as well as loans, net of unearned income, management believes that excluding acquired loans in the calculation of the allowance for loan losses as a percentage of loans, net of unearned income reflects the difference in the accounting rules for acquired loans and originated loans as well as provides for improved comparability to prior periods and to other financial institutions without acquired loans.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30 2016	September 30 2015	September 30 2016	September 30 2015
EARNINGS SUMMARY:
Interest income	$123,137	$106,309	$344,720	$316,390
Interest expense	12,068	9,991	32,642	29,421

Net interest income	111,069	96,318	312,078	286,969
Provision for loan losses	6,988	5,182	18,690	16,252
Noninterest income	19,021	17,812	53,380	55,501
Noninterest expenses	62,777	57,684	185,688	173,069

Income before income taxes	60,325	51,264	161,080	153,149
Income taxes	18,846	16,217	53,103	48,666

Net income	$41,479	$35,047	$107,977	$104,483

PER COMMON SHARE:
Net income:
Basic	$0.54	$0.50	$1.49	$1.51
Diluted	0.54	0.50	1.48	1.50
Cash dividends	$0.33	$0.32	0.99	0.96
Book value			26.54	24.58
Closing market price			$37.67	$37.99
Common shares outstanding:
Actual at period end, net of treasury shares			76,439,173	69,562,048
Weighted average—basic	76,218,573	69,391,401	72,413,246	69,302,180
Weighted average—diluted	76,647,773	69,689,723	72,746,363	69,586,287

FINANCIAL RATIOS:
Return on average assets	1.17%	1.12%	1.10%	1.14%
Return on average shareholders’ equity	8.10%	8.14%	7.73%	8.25%
Average equity to average assets	14.38%	13.80%	14.24%	13.85%
Net interest margin	3.56%	3.53%	3.62%	3.59%

	September 30 2016	September 30 2015	December 31 2015	June 30 2016
PERIOD END BALANCES:
Assets	$14,344,696	$12,556,929	$12,577,944	$14,338,012
Earning assets	12,789,305	11,211,553	11,243,862	12,762,233
Loans, net of unearned income	10,435,763	9,173,657	9,384,080	10,422,858
Loans held for sale	10,957	11,602	10,681	6,226
Investment securities	1,462,566	1,236,592	1,204,182	1,483,151
Total deposits	10,578,332	9,504,896	9,341,527	10,315,853
Shareholders’ equity	2,028,679	1,709,841	1,712,635	2,013,140

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended				Year to Date
	September 2016	September 2015	June 2016	March 2016	September 2016	September 2015
Interest & Loan Fees Income (GAAP)	$123,137	$106,309	$113,087	$108,496	$344,720	$316,390
Tax equivalent adjustment	1,556	1,645	1,513	1,493	4,562	4,808

Interest & Fees Income (FTE) (non-GAAP)	124,693	107,954	114,600	109,989	349,282	321,198
Interest Expense	12,068	9,991	10,362	10,212	32,642	29,421

Net Interest Income (FTE) (non-GAAP)	112,625	97,963	104,238	99,777	316,640	291,777

Provision for Loan Losses	6,988	5,182	7,667	4,035	18,690	16,252

Non-Interest Income:
Fees from trust & brokerage services	4,891	4,737	4,792	4,869	14,552	14,560
Fees from deposit services	8,306	9,059	8,390	7,973	24,669	29,266
Bankcard fees and merchant discounts	1,551	1,243	1,365	838	3,754	3,288
Other charges, commissions, and fees	500	527	796	429	1,725	1,644
Income from bank owned life insurance	2,541	1,234	1,192	1,180	4,913	3,765
Mortgage banking income	982	665	789	728	2,499	1,873
Other non-interest revenue	249	236	430	371	1,050	979
Net other-than-temporary impairment losses	0	0	(33)	0	(33)	(34)
Net gains on sales/calls of investment securities	1	111	246	4	251	160

Total Non-Interest Income	19,021	17,812	17,967	16,392	53,380	55,501

Non-Interest Expense:
Employee compensation	24,213	22,700	22,631	22,279	69,123	63,692
Employee benefits	7,483	6,690	7,294	6,603	21,380	20,081
Net occupancy	6,919	5,654	7,773	6,253	20,945	18,725
Data processing	3,857	3,582	3,596	3,551	11,004	11,192
Amortization of intangibles	1,122	855	919	745	2,786	2,565
OREO expense	1,342	769	2,663	649	4,654	3,003
FDIC expense	2,086	2,098	2,135	2,120	6,341	6,253
Other expenses	15,755	15,336	17,844	15,856	49,455	47,558

Total Non-Interest Expense	62,777	57,684	64,855	58,056	185,688	173,069

Income Before Income Taxes (FTE) (non-GAAP)	61,881	52,909	49,683	54,078	165,642	157,957

Tax equivalent adjustment	1,556	1,645	1,513	1,493	4,562	4,808

Income Before Income Taxes (GAAP)	60,325	51,264	48,170	52,585	161,080	153,149

Taxes	18,846	16,217	16,378	17,879	53,103	48,666

Net Income	$41,479	$35,047	$31,792	$34,706	$107,977	$104,483

MEMO: Effective Tax Rate	31.24%	31.63%	34.00%	34.00%	32.97%	31.78%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	September 30	September 30
	2016	2015	September 30	December 31	September 30
	Q-T-D Average	Q-T-D Average	2016	2015	2015
Cash & Cash Equivalents	$985,466	$905,928	$1,118,506	$857,335	$1,008,458

Securities Available for Sale	1,280,729	1,111,906	1,311,220	1,066,334	1,107,410
Held to Maturity Securities	33,969	38,867	33,971	39,099	38,795
Other Investment Securities	117,687	90,728	117,375	98,749	90,387

Total Securities	1,432,385	1,241,501	1,462,566	1,204,182	1,236,592

Total Cash and Securities	2,417,851	2,147,429	2,581,072	2,061,517	2,245,050

Loans held for sale	9,862	8,364	10,957	10,681	11,602

Commercial Loans	7,909,779	6,864,478	7,899,253	7,096,595	6,906,416
Mortgage Loans	1,951,862	1,810,287	1,952,598	1,843,518	1,840,035
Consumer Loans	575,140	433,450	599,811	458,839	441,498

Gross Loans	10,436,781	9,108,215	10,451,662	9,398,952	9,187,949

Unearned income	(16,194)	(15,380)	(15,899)	(14,872)	(14,292)

Loans, net of unearned income	10,420,587	9,092,835	10,435,763	9,384,080	9,173,657

Allowance for Loan Losses	(71,493)	(75,309)	(72,657)	(75,726)	(75,480)
Goodwill	866,477	710,252	867,311	710,252	710,252
Other Intangibles	25,496	19,163	24,112	17,840	18,695

Total Intangibles	891,973	729,415	891,423	728,092	728,947

Other Real Estate Owned	34,362	34,342	32,202	32,228	34,119
Other Assets	456,427	443,479	465,936	437,072	439,034

Total Assets	$14,159,569	$12,380,555	$14,344,696	$12,577,944	$12,556,929

MEMO: Interest-earning Assets	$12,601,422	$11,021,309	$12,789,305	$11,243,862	$11,211,553

Interest-bearing Deposits	$7,255,184	$6,739,095	$7,327,877	$6,641,569	$6,801,463
Noninterest-bearing Deposits	3,105,273	2,631,919	3,250,455	2,699,958	2,703,433

Total Deposits	10,360,457	9,371,014	10,578,332	9,341,527	9,504,896

Short-term Borrowings	519,807	300,482	467,159	423,028	322,711
Long-term Borrowings	1,171,599	944,742	1,172,504	1,015,249	939,401

Total Borrowings	1,691,406	1,245,224	1,639,663	1,438,277	1,262,112

Other Liabilities	71,670	56,341	98,022	85,505	80,080

Total Liabilities	12,123,533	10,672,579	12,316,017	10,865,309	10,847,088

Preferred Equity	—	—	—	—	—
Common Equity	2,036,036	1,707,976	2,028,679	1,712,635	1,709,841

Total Shareholders’ Equity	2,036,036	1,707,976	2,028,679	1,712,635	1,709,841

Total Liabilities & Equity	$14,159,569	$12,380,555	$14,344,696	$12,577,944	$12,556,929

MEMO: Interest-bearing Liabilities	$8,946,590	$7,984,319	$8,967,540	$8,079,846	$8,063,575

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year to Date
	September 2016	September 2015	June 2016	March 2016	September 2016	September 2015
Quarterly/Year-to-Date Share Data:

Earnings Per Share:
Basic	$0.54	$0.50	$0.44	$0.50	$1.49	$1.51
Diluted	$0.54	$0.50	$0.44	$0.50	$1.48	$1.50

Common Dividend Declared Per Share:	$0.33	$0.32	$0.33	$0.33	$0.99	$0.96

High Common Stock Price	$39.71	$43.43	$40.18	$37.85	$40.18	$43.43
Low Common Stock Price	$35.91	$35.60	$34.50	$32.22	$32.22	$33.25

Average Shares Outstanding (Net of Treasury Stock):
Basic	76,218,573	69,391,401	71,483,703	69,497,489	72,413,246	69,302,180
Diluted	76,647,773	69,689,723	71,809,021	69,714,121	72,746,363	69,586,287

Memorandum Items:

Tax Applicable to Security Sales/Calls	$0	$40	$90	$1	$91	$58

Common Dividends	$25,220	$22,260	$25,160	$23,001	$73,381	$66,700

Dividend Payout Ratio	60.80%	63.51%	79.14%	66.27%	67.96%	63.84%

	September 2016	September 2015	June 30 2016	March 31 2016
EOP Share Data:
Book Value Per Share	$26.54	$24.58	$26.39	$24.89
Tangible Book Value Per Share (non-GAAP) (1)	$14.88	$14.10	$14.67	$14.46

52-week High Common Stock Price	$43.13	$43.43	$43.43	$43.43
Date	11/09/15	07/23/15	07/23/15	07/23/15
52-week Low Common Stock Price	$32.22	$30.39	$32.22	$32.22
Date	02/11/16	10/07/14	02/11/16	02/11/16

EOP Shares Outstanding (Net of Treasury Stock):	76,439,173	69,562,048	76,296,146	69,706,341

Memorandum Items:

EOP Employees (full-time equivalent)	1,728	1,742	1,772	1,670

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$2,028,679	$1,709,841	$2,013,140	$1,735,037
Less: Total Intangibles	(891,423)	(728,947)	(893,759)	(727,347)

Tangible Equity (non-GAAP)	$1,137,256	$980,894	$1,119,381	$1,007,690
÷ EOP Shares Outstanding (Net of Treasury Stock)	76,439,173	69,562,048	76,296,146	69,706,341
Tangible Book Value Per Share (non-GAAP)	$14.88	$14.10	$14.67	$14.46

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended				Year to Date
	September	September	June	March	September	September
	2016	2015	2016	2016	2016	2015
Selected Yields and Net Interest Margin:
Loans	4.35%	4.33%	4.34%	4.34%	4.34%	4.34%
Investment Securities	2.87%	2.90%	3.03%	3.01%	2.96%	2.88%
Money Market Investments/FFS	0.54%	0.24%	0.55%	0.48%	0.53%	0.26%
Average Earning Assets Yield	3.94%	3.89%	4.04%	4.01%	4.00%	3.95%
Interest-bearing Deposits	0.42%	0.42%	0.41%	0.42%	0.42%	0.42%
Short-term Borrowings	0.42%	0.28%	0.38%	0.31%	0.38%	0.26%
Long-term Borrowings	1.29%	1.11%	1.21%	1.22%	1.24%	1.06%
Average Liability Costs	0.54%	0.50%	0.51%	0.52%	0.52%	0.50%
Net Interest Spread	3.40%	3.39%	3.53%	3.49%	3.48%	3.45%
Net Interest Margin	3.56%	3.53%	3.67%	3.64%	3.62%	3.59%

Selected Financial Ratios:

Return on Average Common Equity	8.10%	8.14%	6.99%	8.06%	7.73%	8.25%
Return on Average Assets	1.17%	1.12%	1.00%	1.13%	1.10%	1.14%
Efficiency Ratio	48.26%	50.54%	53.74%	50.63%	50.81%	50.54%

	September	September	June	March	December
	2016	2015	2016	2016	2015
Loan / Deposit Ratio	98.65%	96.52%	101.04%	100.58%	100.46%
Allowance for Loan Losses/ Loans, Net of Unearned Income	0.70%	0.82%	0.70%	0.80%	0.81%
Allowance for Loan Losses/ Non-acquired Loans, net of unearned income (1)	0.90%	1.04%	0.92%	0.98%	1.00%
Allowance for Credit Losses (1)/ Loans, Net of Unearned Income	0.71%	0.84%	0.71%	0.82%	0.82%
Nonaccrual Loans / Loans, Net of Unearned Income	0.74%	0.95%	0.79%	0.99%	0.97%
90-Day Past Due Loans/ Loans, Net of Unearned Income	0.11%	0.18%	0.05%	0.08%	0.12%
Non-performing Loans/ Loans, Net of Unearned Income	1.05%	1.36%	1.08%	1.33%	1.35%
Non-performing Assets/ Total Assets	0.99%	1.27%	1.03%	1.22%	1.26%
Primary Capital Ratio	14.58%	14.14%	14.48%	14.28%	14.14%
Shareholders’ Equity Ratio	14.14%	13.62%	14.04%	13.76%	13.62%
Price / Book Ratio	1.42x	1.55x	1.42x	1.47x	1.50x
Price / Earnings Ratio	17.40x	18.89x	21.18x	18.43x	18.67x

Notes:
(1) Allowance for Loan Losses (GAAP)	$72,657	$75,480	$72,448	$75,490	$75,726

Loans, net of unearned income (GAAP)	10,435,763	9,173,657	10,422,858	9,378,393	9,384,080

Less: Acquired Loans (non-GAAP)	(2,391,217)	(1,888,723)	(2,551,928)	(1,698,353)	(1,791,023)

Non-Acquired Loans, net of unearned income (non-GAAP)	$8,044,546	$7,284,934	$7,870,930	$7,680,040	$7,593,057

Allowance for Loan Losses/ Non-acquired Loans, Net of Unearned Income (non-GAAP)	0.90%	1.04%	0.92%	0.98%	1.00%

(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

		September	September	December	June	March
		2016	2015	2015	2016	2016
Asset Quality Data:
EOP Non-Accrual Loans		$77,040	$87,387	$91,189	$82,509	$92,901
EOP 90-Day Past Due Loans		11,387	16,148	11,628	5,594	7,891
EOP Restructured Loans (1)		21,308	21,509	23,890	24,944	24,156

Total EOP Non-performing Loans		$109,735	$125,044	$126,707	$113,047	$124,948

EOP Other Real Estate Owned		32,202	34,119	32,228	34,894	28,981

Total EOP Non-performing Assets		$141,937	$159,163	$158,935	$147,941	$153,929

	Three Months Ended				Year to Date
	September	September	June	March	September	September
	2016	2015	2016	2016	2016	2015
Allowance for Loan Losses:
Beginning Balance	$72,448	$75,215	$75,490	$75,726	$75,726	$75,529
Provision for Loan Losses	6,988	5,182	7,667	4,035	18,690	16,252

	79,436	80,397	83,157	79,761	94,416	91,781
Gross Charge-offs	(8,592)	(5,407)	(11,987)	(6,946)	(27,525)	(18,142)
Recoveries	1,813	490	1,278	2,675	5,766	1,841

Net Charge-offs	(6,779)	(4,917)	(10,709)	(4,271)	(21,759)	(16,301)

Ending Balance	72,657	75,480	72,448	75,490	72,657	75,480
Reserve for lending-related commitments	1,122	1,178	1,394	1,193	1,122	1,178

Allowance for Credit Losses (2)	$73,779	$76,658	$73,842	$76,683	$73,779	$76,658

Notes:

(1)	Restructured loans with an aggregate balance of $10,697, $9,679, $10,682, $11,450 and $11,949 at September 30, 2016, September 30, 2015, June 30, 2016, March 31, 2016 and December 31, 2015, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.
(2)	Includes allowance for loan losses and reserve for lending-related commitments.